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                        SUBSIDIARIES OF AMERISAFE, INC.


American Interstate Insurance Company (Louisiana)

Silver Oak Casualty, Inc. (Louisiana)

American Interstate Risk Services, Incorporated (Louisiana)

Mor-Tem Risk Management Services, Inc. (trade name Gulf Claims, Inc.)
(Louisiana)

Hammerman & Gainer, Inc. (Texas)

Gulf Air, Inc. (Delaware)